EXHIBIT 21.1

Subsidiaries of

Constellation Energy Partners LLC

CEP Mid-Continent LLC

Northeast Shelf Energy, L.L.C.

Mid-Continent Oilfield Supply, L.L.C.

Robinson’s Bend Marketing II, LLC

Robinson’s Bend Operating II, LLC

Robinson’s Bend Production II, LLC